                                    EXHIBIT 10.2

                          CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE PORTIONS OF THIS AGREEMENT MARKED [*]. THE OMITTED PORTIONS OF THIS AGREEMENT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                            DATED      19 FEBRUARY, 1998
                            ____________________________






                                (1)  C-DILLA LIMITED


                                      - and -


                            (2)  MACROVISION CORPORATION





                ___________________________________________________

                SOFTWARE MARKETING LICENCE AND DEVELOPMENT AGREEMENT
                ___________________________________________________







                                 Nabarro Nathanson
                                   The Anchorage
                                  34 Bridge Street
                                      Reading
                                      RG1 2LU

                                 Tel: 0118 925 4603
                                 Fax: 0118 950 5640

                                  Ref: RCB/C2963.6
                                      CONTENTS







1.   DEFINITIONS
2.   APPOINTMENT AND LICENCE GRANT
3.   TERM
4.   LICENCE RESTRICTIONS
5.   CUSTOMER LICENCES
6.   INCOME AND ROYALTIES
7.   RIGHT OF AUDIT
8.   C-DILLA'S SALE OF PRODUCTS
9.   MACROVISION OBLIGATIONS
10.  COMPETING PRODUCTS
11.  C-DILLA'S OBLIGATIONS
12.  MINIMUM ROYALTY PAYMENTS
13.  INTELLECTUAL PROPERTY RIGHTS  INDEMNITY
14.  ESCROW
15.  CONFIDENTIALITY
16.  TERMINATION
17.  CONSEQUENCES OF TERMINATION
18.  GENERAL
19.  WARRANTIES
20.  FUTURE CO-OPERATION

     SCHEDULE A - THE PRODUCTS
     SCHEDULE B - MINIMUM ROYALTY PAYMENTS (INITIAL TERM)
     SCHEDULE C - MINIMUM ROYALTY PAYMENTS (EXTENDED TERM)
     SCHEDULE D - TRAINING
     SCHEDULE E - PERFORMANCE SPECIFICATION

     APPENDIX 1 - CUSTOMER LICENCE AGREEMENT (REQUIRED PROVISIONS) APPENDIX 2 - ESCROW AGREEMENT
     APPENDIX 3 - REPORT

THIS AGREEMENT IS MADE THE  19TH DAY OF FEBRUARY 1998 BY AND BETWEEN:

(1) C-DILLA LIMITED (Company number 2683202) whose registered office is at Woodley House, Crockhamwell Road, Woodley, Reading, Berkshire RG5 3JP ("C-Dilla"); and

(2) MACROVISION CORPORATION whose registered office is at 1341 Orleans Drive Sunnyvale CA 94089 ("Macrovision").

WHEREAS:

(A) C-Dilla is in the business of the development and distribution of secure computer software products.

(B) Macrovision wishes to be appointed as a distributor of certain secure computer software products developed by C-Dilla.

(C) C-Dilla is willing to appoint Macrovision as a distributor of the software products set out below on the terms and subject to the conditions set out in this Agreement.


THE PARTIES NOW AGREE AS FOLLOWS:

1.   DEFINITIONS

     In this Agreement the following terms shall have the meanings shown

     1.1   "Additional Licence Fee"    means a fee of five million US dollars
                                       ($5,000,000) (subject to reduction in
                                       accordance with clause 3.4);

     1.2   "Advance Payment"           means the sum of six hundred and six
                                       thousand and sixty pounds sterling
                                       (L606,060);

     1.3   "Agreement"                 means this Software Marketing Licence
                                       and Development Agreement between
                                       C-Dilla and Macrovision including the
                                       schedules hereto;

     1.4   "CD-Secure"                 means the product details of which are
                                       set out in paragraph 2 of Schedule A,
                                       and any upgrades, new releases and
                                       enhancements thereof;

     1.5   "C-Dilla's Market"          means any market outside the [*];

     1.6   "Product A"                 means the product details of which are
                                       set out in paragraph 1 of Schedule A,
                                       and any upgrades, new releases and
                                       enhancements thereof;

     1.7   "Customer"                  means customers and potential
                                       customers of Macrovision for the
                                       Products;

     1.8   "Customer Licence           means the agreement(s) referred to in
           Agreement"                  clause 5.2;

     1.9  "DVD Consortium"             means the group of ten consumer
                                       electronic manufacturers who have
                                       established the standards and
                                       licensing mechanisms for the current
                                       Digital Versatile Disc (DVD) format;

     1.10  "DVD-ROM"                   means an optical disc for computer
                                       software other than linear video
                                       programmes;

     1.11  "DVD-V"                     means a standalone audio/video
                                       player/recorder for the digital
                                       versatile disc for the application of
                                       linear video programmes;

     1.12  "Effective Date"            means the date of signature of this
                                       Agreement;

     1.13  "Escrow Agreement"          means the agreement referred to in
                                       clause 14;

     1.14  "Events of Default"         means the events referred to in clause
                                       16.2;

     1.15  "Extended Term"             means the extended term of five (5)
                                       years from the end of the Initial Term
                                       set out in clause 3.3;

     1.16  "First Sale Date"           means the date Macrovision concludes
                                       its first licence of any Products in
                                       the [*];

     1.17  "Initial  Support Period"   means a period of six (6) months from
                                       the Product Release Date;

     1.18  "Initial Term"              means the initial term of five (5)
                                       years set out in clause 3.1;

     1.19  "Intellectual Property      any or all of the following (whether
            Rights"                    written or unwritten) and all rights
                                       in, arising out of, or associated
                                       therewith anywhere in the world: (i)
                                       all United Kingdom, international and
                                       foreign patents and applications
                                       therefor and all reissues, renewals
                                       and extensions thereof; (ii) all
                                       inventions (whether patentable or
                                       not), invention disclosures,
                                       discoveries, secret process,
                                       improvements, trade secrets,
                                       proprietary information, know how,
                                       technology, technical data and
                                       customer lists, and all documentation
                                       relating to any of the foregoing;
                                       (iii) all copyrights, copyright
                                       registrations and applications
                                       therefor; (iv) all industrial designs
                                       and registrations and applications
                                       therefor throughout the world; (v) all
                                       trade names, logos, trademarks and
                                       service marks;

                                       trademark and service mark
                                       registrations and applications
                                       therefor and all goodwill associated
                                       therewith throughout the world; (vi)
                                       all databases and data collections and
                                       all rights therein throughout the
                                       world; and (vii) all computer software
                                       including all source code, object
                                       code, firmware, development tools,
                                       files, records and data,
                                       specifications, all media on which any
                                       of the foregoing is recorded, (viii)
                                       any similar, corresponding or
                                       equivalent rights to any of the
                                       foregoing and (ix) all manuals,
                                       instructions, catalogues and other
                                       documentation related to any of the
                                       foregoing

     1.20  "Mixed Product A"           means versions of Product A which also
                                       incorporate one or more of C-Dilla's
                                       other products;

     1.21  [*]                         [*]

     1.22  "NCC"                       means NCC Escrow International Limited
                                       of Oxford House, Oxford Road,
                                       Manchester M1 7ED, United Kingdom;

     1.23  [*]                         [*]

     1.24  [*]                         [*]

     1.25  "Product Release Date"      means the date Product A is released
                                       from development for sale, as approved
                                       by C-Dilla and Macrovision;

     1.26   "Pure Product A"           means versions of Product A which do
                                       not incorporate any of C-Dilla's other
                                       products;

     1.27  [*]                         [*]:
                                       (a) [*],
                                       (b) [*],
                                       (c) [*],
                                       (d) [*]
                                       (e) [*]

     1.28  "Royalties"                 means the royalties set out in clause
                                       6.2, or as increased under clause 3.4
                                       or as otherwise agreed between the
                                       parties;

     1.29  "Sales Revenue"             means invoiced sums for sales of
                                       Products which have been invoiced and
                                       supplied to Customers (whether or not
                                       such invoices have been paid) less all
                                       applicable taxes including, without
                                       limitation, sales tax, value added
                                       tax, duties, tariffs and other similar
                                       taxes and after deduction of all
                                       properly invoiced credit notes which
                                       relate to such
                                       invoiced sums;

     1.30   "Term"                     means the period of five (5) years
                                       from the Effective Date set out in
                                       clause 3.1, subject to extension in
                                       accordance with clause 3.2, or earlier
                                       termination in accordance with clause
                                       16;

     1.31  "Warranties"                means the warranties,  representations
                                       and undertakings set out in clause 19
                                       (references to a Warranty being to any
                                       one of them);

     1.32   "Year"                     means a period of twelve calendar
                                       months commencing on the Product
                                       Release Date, or the relevant
                                       anniversary of the Product Release
                                       Date.

     1.33   "Disclosure Letter"        means the letter of even date
                                       addressed to Macrovision from Peter
                                       Newman and C-Dilla.

2.   APPOINTMENT AND LICENCE GRANT

     2.1.  PURE PRODUCT A
           C-Dilla hereby grants to Macrovision, for the Term, a world-wide exclusive licence to market Pure Product A in the [*].

     2.2.  [*]

           2.2.1.    [*];
           2.2.2.    [*]
           2.2.3.    [*];

           in the [*].

     2.3.  ADDITIONAL PRODUCTS

           C-Dilla agrees to grant to Macrovision first refusal on any new or enhanced products produced by C-Dilla during the Term [*] upon the same terms and conditions as contained in this Agreement or upon such other terms and conditions as the parties may mutually agree, for marketing within the [*], provided that:

           2.3.1. Macrovision must exercise such right of refusal within a reasonable period (being no longer than sixty (60) days) from its offer by C-Dilla; and

           2.3.2. Macrovision's rights to such products within the [*] shall be exclusive.

           2.3.3.   [*].

     2.4.  MARKETING ACTIVITIES AND RIGHTS
           Macrovision shall be entitled to:

           2.4.1. licence the Products under its own name and to publish its own advertising or promotional materials for such licensing; and

           2.4.2. alter or modify the Products to enable it to exercise its right under this sub-clause;

           provided that (i) any trade mark to be applied to Product A (or to any of the Products) shall be agreed and approved by the parties prior to use, and (ii) Macrovision shall not remove any copyright or other intellectual property right notices or other marks of designation included in the Products by C-Dilla.

     2.5.  APPROVED TRADE MARKS
           The parties agree that in respect of any agreed and approved trade marks under clause 2.4 above, the trade mark(s) for:

           2.5.1.  Product A,
           2.5.2.  any jointly developed Products,
           2.5.3.  other Products as agreed by C-Dilla,

           shall (subject to C-Dilla's agreement as regards 2.5.3) be owned by the parties jointly, but with a licence to be granted from each party to the other for the use and attribution thereof in relation to the relevant Product(s) during the Term.

     2.6.  INCLUDED AND EXCLUDED COMPANIES
           For the guidance of both parties in interpreting this Agreement, the parties agree that:

           2.6.1. a preliminary guideline [*] and within C-Dilla's Market will be drafted within three (3) weeks of the Effective Date;

           2.6.2. this list shall be merely a beginning list and customers may be added or deleted according to the process developed under clause 2.6.1; and

           2.6.3. if there is dispute as to whether a customer is within the [*] or within C-Dilla's Market, this dispute shall be dealt with in the first instance by escalation to the Managing Director of C-Dilla and President of Macrovision.

     2.7.  DUAL MARKET CUSTOMERS

           The parties further acknowledge that there may be instances where a part of the activities of a customer (or an operating division of a customer) fall within the [*], and a part of their activities fall within C-Dilla's Market. In such cases, both parties shall ensure that their future licences with such customers include appropriate provisions to limit exploitation to the [*] (in the case of Macrovision) or the C-Dilla Market (in the case of C-Dilla).

3.   TERM

     3.1.  INITIAL TERM
           The Initial Term of this Agreement shall be five (5) years from the Effective Date, (subject to termination under clause 16 below).

     3.2.  OPTION TO EXTEND
           Macrovision shall have the right, subject to clause 3.3, exercisable at any time during the period of two (2) years from the Product Release Date to extend the Term for a further period of five (5) years commencing on the expiry of the Initial Term.

     3.3.  EXERCISE OF OPTION
           The option set out in clause 3.2 above shall be exercisable by Macrovision lodging with the secretary of C-Dilla at its registered office a notice in writing together with payment of:

           3.3.1.   an option fee of one million US dollars (US$1,000,000);
                    and

           3.3.2. the Additional Licence Fee (which however may be satisfied in accordance with clause 3.4 below);

           provided that if Macrovision does not achieve an income to C-Dilla of ten million [*] in the fifth Year of the Agreement then under the Extended Term of the Agreement the licences under clause 2.1 and 2.2 above shall[*].

     3.4.  ADDITIONAL LICENCE FEE
           The Additional Licence Fee may be satisfied by means of a temporary increase in the Royalty on Product A to [*] until the amount of the Additional Licence Fee is paid (but providing, for the avoidance of doubt, that if (i) the Agreement is terminated or expires prior to payment of the full Additional Licence Fee, and
           (ii) Macrovision have throughout the Term been paying an increased Royalty of [*] on all Sales Revenue for Product A, then the balance properly remaining shall not be payable and the Additional Licence Fee shall be deemed to be reduced to an amount equal to the increased Royalty paid for all relevant Sales Revenue).

4.   LICENCE RESTRICTIONS

     4.1.  DECOMPILATION
           Macrovision shall not decompile, reverse engineer, interrogate or decode the Products to bypass or delete protection methods provided for preventing unauthorised uses of the Products, to derive from them any source code in any form whatsoever.

     4.2.  CONFIDENTIAL INFORMATION AND NEW PRODUCTS
           Macrovision shall not use any of the confidential information of C-Dilla contained in or derived from the Products to develop or market any software which is substantially similar in its expression to any part of the Products, save where:

           4.2.1. such use is expressly permitted by C-Dilla pursuant to clause 9.3; or

           4.2.2. such confidential information is in the public domain (other than by a breach by Macrovision of this clause);

           4.2.3. Macrovision can show by documentary evidence that such information was in its possession or known to it by being in its use or being recorded in its files or computers or other recording media prior to receipt from C-Dilla of such information;

           4.2.4. Macrovision can show that such information has been developed independently of any information disclosed to it by C-Dilla.

5.   CUSTOMER LICENCES

     5.1.  RIGHT TO SUB-LICENCE
           Macrovision may grant sub-licences to use the Products to Customers within the [*], for their use within the [*] (and with the appropriate rights for Customers to sub-licence the Products to a mastering house to enable mastering or replication on behalf of the Customer).

     5.2.  CUSTOMER LICENCE AGREEMENTS
           Prior to the first time Macrovision transfers a Product (or copy or part thereof) to any Customer it shall first enter into an agreement with that Customer which:

           5.2.1. contains provisions with no greater liability on the part of Macrovision than those set out in Appendix 1;

           5.2.2. contains equivalent or greater protection for C-Dilla's intellectual property rights (and other protections required by C-Dilla) as are set out in Appendix 1, or as otherwise agreed by C-Dilla;

           provided that, subject to the above and to clause 5.3, Macrovision shall have the right to determine the form of content of all such Customer Licence Agreements.

     5.3.  FORM OF AGREEMENTS AND VARIATION
           Macrovision shall, specifically:

           5.3.1. consult with C-Dilla in developing a standard form of Customer Licence Agreement for use with its Customers;

           5.3.2. not enter into any Customer Licence Agreement which includes provisions conflicting with the requirements of clauses 5.2.1 and 5.2.2, except with the prior written agreement of C-Dilla.

     5.4. ENFORCEABILITY AND ENFORCEMENT OF CUSTOMER LICENCE AGREEMENTS Macrovision shall use all reasonable endeavours to:

            5.4.1. ensure that the terms of each such agreement are
                   enforceable (to the extent that they can be legally enforced) in the jurisdiction to which the agreement is subject, and/or where the relevant Customer is granted rights;

           5.4.2. enforce the terms of each such agreement, and notify C-Dilla of any material breaches of which it becomes aware.

     5.5.  RIGHT TO APPOINT SUB-DISTRIBUTORS
           Macrovision is free to appoint sub-distributors in relation to the marketing of the Products provided that if any such sub-distributors require application rights to the Products' technology the prior written consent of C-Dilla shall be obtained before such sub-distributors are appointed.

6.   INCOME AND ROYALTIES

     6.1.  CUSTOMER PRICES AND CHANGES
           Macrovision shall be entitled to determine for itself the level at which it shall charge Customers for Customer licences and Customers' use of the Products, provided that:

           6.1.1. it shall set such prices and charges in good faith in order to maximise the long term revenue to be derived from the Products;

           6.1.2. it shall not cross-discount any prices or charges for Products in order to increase its revenue for other products at the expense of revenue for the Products.

     6.2.  ROYALTIES
           C-Dilla shall be entitled, by way of royalty, to a payment of:

           6.2.1. [*] (subject to variation pursuant to clauses [*]) of all Sales Revenue relating to the Products (excluding any authentication component of DVD-V);

           6.2.2. [*] of all Sales Revenue received by Macrovision (net of any third party royalties) relating to any authentication component of DVD-V which is marketed by Macrovision whether or not the technology for the same is developed by C-Dilla and whether or not Macrovision exercises a right of first refusal for the same under clause 2.3;

           provided that where licensing sales are made within the United Kingdom or European Union, Macrovision shall additionally pay any Value Added Tax due on the same.

     6.3.  RECORDS OF INCOME
           Macrovision shall maintain a complete, accurate and up-to-date record of all Sales Revenue relating to the Products and Customers' use of the Products, including:

           6.3.1. a record of the names and addresses of all Customers from whom Sales Revenue is received or due to be received;

           6.3.2. a record for each Customer of the use of Products in respect of which the Sales Revenue is received or due to be received,

           6.3.3. such other records and books of account as are normally kept by any competent and prudent business, to be of sufficient quality and detail as to permit the ascertainment and validation of any royalty payment due from Macrovision to C-Dilla under the terms of this Agreement.

     6.4.  MONTHLY SUBMISSION OF RECORDS
           Within fifteen (15) days of the end of each calendar month Macrovision shall submit to C-Dilla a monthly report properly identifying all Customers from whom Sales Revenue for Products has been invoiced for the preceding month (whether or not such invoices have been paid), and details of the Sales Revenue for each Customer.

     6.5.  INVOICING AND PAYMENT
           Immediately upon Macrovision's submission of records pursuant to clause 6.4:

           6.5.1. C-Dilla shall be entitled to invoice Macrovision for the Royalties due for the preceding month, in accordance with clause 6.2;

           6.5.2. Macrovision shall pay such invoice (by wire transfer in US dollars in accordance with C-Dilla's reasonable instructions) within fifteen (15) days of receipt of the invoice.

     6.6.  SURCHARGE
           If Macrovision is in delay in (i) submitting records pursuant to clause 6.4, or (ii) making payment pursuant to clause 6.5, C-Dilla shall be entitled to:

           6.6.1.   in the case of delay
           under clause 6.4                 -    an immediate right to invoice
                                                 Macrovision for an interim
                                                 payment equal to the amount
                                                 of Royalties for the last
                                                 calendar month for which
                                                 records have been submitted
                                                 pursuant to clause 6.4;

           6.6.2.    in the case of late
           payment under clause 6.5         -    interest on the outstanding
                                                 (past due) payment at the
                                                 rate of eighteen per cent
                                                 (18%) per annum.


     6.7.  ADVANCE PAYMENT REDUCTION
           Pending repayment in full to Macrovision of the Advance Payment, Macrovision shall pay a reduced Royalty to C-Dilla pursuant to clause 6.2.1 of [*] of the Sales Revenue, with the remaining [*] of such normal royalty being set off against the Advance Payment subject to clause 3.4.

7.   RIGHT OF AUDIT

     7.1.  INSPECTION AND AUDIT
           Either party shall have the right at any reasonable time during normal business hours, upon giving not less than 5 Business Days written notice, to require an independent chartered accountant of its appointment to:

           7.1.1. inspect and audit the accounts and records of the party (held in the case of Macrovision pursuant to clause 6.3 above and in the case of C-Dilla pursuant to clause 8.3 below);

           7.1.2. enter upon the other party's premises or any premises controlled by the other party in order to inspect and audit such accounts and records which are relevant to verifying and determining the calculation of payments due to the auditing party under this Agreement (subject to any reasonable undertaking of confidentiality as the other party may reasonably require of the independent accountant and the auditing party in respect of such inspection).

     7.2.  AUDIT - ANCILLARY PROVISIONS
           In relation to clause 7.1, such audit shall be at the auditing party's expense, and shall be conducted not more than once during each Year of the Term, except that if any audit indicates the presence of significant book-keeping errors or insufficient reporting to the auditing party of more than five per cent (5%), then:

           7.2.1. the cost of the audit shall be at expense of the party being audited;

           7.2.2. additional audits may be carried out quarterly during the relevant Year (and further audits if the additional or further audits also indicate errors or under-reporting of more than five per cent (5%) ).

     7.3.  UNDECLARED SALES REVENUE
           If the auditing party's inspection and audit under clause 7.1 reveals that Sales Revenue in any month has been under-reported, then:

           7.3.1. the Royalties on such Sales Revenue shall immediately become payable by the party being audited; and

           7.3.2. if the Sales Revenue for such month has been under-reported by more than five per cent (5%), then the party being audited shall pay Royalties on such un-reported Sales Revenue at a rate of five per cent (5%) above the rate which would otherwise be due. (this provision being without prejudice to C-Dilla's rights to charge interest on such un-reported income at the rate set out in clause 6.6.2 from the date when C-Dilla would have been entitled to invoice for the same).

8.   C-DILLA'S SALE OF PRODUCTS

     8.1.  SALE OUTSIDE THE [*]
           When C-Dilla licenses Product A to customers in C-Dilla's Market, it agrees that:-

           8.1.1 it shall pay to Macrovision the sums set out in clause 8.2 below on all Sales Revenue received in respect of such licenses;

           8.1.2 it shall set such prices and charges in good faith in order to maximise the long term revenue to be derived from the Products;

           8.1.3 it shall not cross-discount any prices or charges for Pure Product A or Mixed Product A in order to increase its revenue for other products nor shall it cross-discount any prices or charges for other products at the expense of revenue for the Products;

           except subsequent to:
           (i) Macrovision's election to market any competing product to Product A; or
           (ii) Macrovision election not to continue to market Product A.

     8.2.  REVERSE ROYALTIES
           C-Dilla shall pay to Macrovision:

           8.2.1.   on licences of Pure Product A       [*] of its Sales
                                                         Revenue from the
                                                         same;

           8.2.2.   on licences of Mixed Product A      [*] of its Sales
                                                         Revenue from the
                                                         same.

     8.3.  RECORDS OF INCOME
           C-Dilla shall maintain a complete, accurate and up-to-date record of all Sales

           Revenue relating to Product A and Mixed Product A and Customers' use of Product A and Mixed Product A including:

           8.3.1. a record of the names and addresses of all Customers from whom Sales Revenue is received or due to be received;

           8.3.2. a record for each Customer of the use of Product A for which Sales Revenue is received or due to be received,

           8.3.3. such other records and books of account as are normally kept by any competent and prudent business, to be of sufficient quality and detail as to permit the ascertainment and validation of any royalty payment due from C-Dilla to Macrovision under the terms of this Agreement.

     8.4. MONTHLY SUBMISSION OF RECORDS
          Within fifteen (15) days of the end of each calendar month C-Dilla shall submit to Macrovision a monthly report properly identifying all Customers from whom Sales Revenue for Product A has been invoiced for the preceding month (whether or not such invoices have been paid), and details of the Sales Revenue for each Customer.

     8.5. INVOICING AND PAYMENT
          Immediately upon C-Dilla's submission of records pursuant to clause 8.4:

           8.5.1. Macrovision shall be entitled to invoice C-Dilla for the Royalties due for the preceding month, in accordance with clause 8.2;

          8.5.2. C-Dilla shall pay such invoice (by wire transfer in US Dollars (calculated at the exchange rate applicable on the earlier of the date payment is due and the date of actual payment in accordance with Macrovision's reasonable instructions) within fifteen (15) days of receipt of the invoice.

     8.6.  SURCHARGE
           If C-Dilla is in delay in (i) submitting records pursuant to clause 8.4, or (ii) making payment pursuant to clause 8.5, Macrovision shall be entitled to:

           8.6.1.   in the case of delay
                    under clause 8.4        -    an immediate right to invoice
                                                 C-Dilla for an interim
                                                 payment equal to the amount
                                                 of Royalties for the last
                                                 calendar month for which
                                                 records have been submitted
                                                 pursuant to clause 8.4;

           8.6.2.   in the case of late
                    payment under clause
                    8.5                     -    interest on the outstanding
                                                 (past due) payment at the
                                                 rate of eighteen per cent
                                                 (18%) per annum.

9.   MACROVISION OBLIGATIONS  (PERFORMANCE GUARANTEES)

     9.1.  STAFF
           Macrovision shall, within the periods specified below and for the remainder of the Term, provide the staff set out below, dedicated to the sale and marketing of the Products:

           within sixty (60) days from
           the Effective Date               -    one full time Vice President
                                                 and administrative support
                                                 staff;

     9.2.  MARKETING
           Macrovision shall, within one hundred and twenty (120) days from the Effective Date, produce and provide to C-Dilla a marketing plan detailing the 1998 and 1999 budget for marketing collateral, advertising, direct mail, trade shows, PR etc.

     9.3.  PRODUCT A PROMOTION IN DVD PLAYERS
           Macrovision agrees (subject to compliance by C-Dilla with the provisions by clause 11.2) to:-

           9.3.1. include and promote the adapted Product A technology, or a mutually agreed alternative, in its current digital copy protection / authentication solution to the Data Hiding Sub Group ("DHSG") of the DVD

                    Consortium's Copy Protection Working Group ("CPTWG"); and

           9.3.2. use all reasonable efforts to win the CPTWG bid process and be selected as the industry standard.

     9.4.  OBLIGATIONS AND PRODUCT INFRINGEMENT/NON-PERFORMANCE
           C-Dilla acknowledges that in the event of:

           9.4.1. the institution of legal proceedings alleging the infringement of the intellectual property rights of any third party by Product A and, in addition, delivery of an opinion by independent legal counsel (appointed by agreement between the parties, or in default of agreement by application of either party to the President of the Law Society of England and Wales, with the costs of such counsel to be split between the parties) that, in such counsel's opinion, the claim is one of merit and there is a substantial likelihood of Product A being found to infringe; or

           9.4.2. Product A failing to perform substantially in accordance with the Performance Specification set out in Schedule E;

           then, subject to clause 9.5, there shall be the following consequences -

           (i)    [*]
           (ii) [*]. For the avoidance of doubt Macrovision shall retain an exclusive licence pursuant to Clause 2.2; and
           (iii) subject to clause 9.6 C-Dilla's obligations under clause 8 shall cease.

     9.5.  CURE PERIOD
           C-Dilla shall have a period of sixty five (65) days from the delivery of counsel's opinion pursuant to clause 9.4.1, or determination of non-performance pursuant to clause 9.4.2 to remedy the infringement or non-performance and if it is able to remedy the same within such period, then the consequences set out in clause 9.4 shall not occur.

     9.6   REPLACEMENT PRODUCT
           In the event that C-Dilla is unable to remedy the infringement or non-performance within the cure period set out in clause 9.5, then notwithstanding the provisions of clause 9.4 C-Dilla shall continue to use its reasonable endeavours to develop a replacement product to Product A which shall be offered to Macrovision pursuant to clause 2.3. In the event that Macrovision accepts the replacement product C-Dilla shall (from the date of such acceptance) become bound by the provisions of clause 8 in relation to such replacement product.

10.  COMPETING PRODUCTS

     10.1. PRODUCT A - FIRST TWO YEARS
           During the period of [*] years from the Product Release Date, Macrovision shall not promote, market or exploit any product or products which are competitive with Product A.

     10.2. OTHER PRODUCTS
           If Macrovision wishes to promote, market or exploit any product or products which are competitive with any of the Products other than Product A, (and with Product A after the first two (2) years from the Product Release Date) then:

           10.2.1. Macrovision shall give C-Dilla not less than [*] written notice of its intention so to do;

           10.2.2. at the end of such notice period it shall (subject to clause 10.2.3) be entitled to promote or market such products;

           10.2.3. (subject to clause 10.2.4) at the end of such period its rights in (and licence from C-Dilla relating to) the Products with which the products are competing shall immediately be terminated (but without prejudice to its exclusive rights in the other Products);

           10.2.4. if the product which Macrovision wishes to promote or market is a product competing with Product A, then upon the expiry of such notice the licence granted pursuant to clause 2.1 shall cease and the licence granted pursuant to clause 2.2 shall revert to a non-exclusive basis in relation to all other Products

           10.2.5. clause 10.3 shall have effect.

     10.3. ASSIGNMENT OF RIGHTS TO C-DILLA
           Immediately on the termination of Macrovision's rights in relation to any Products under clause 10.2.3 (and on termination under clause 16.2 by C-Dilla)

           10.3.1. Macrovision shall provide to C-Dilla details of all licences concluded in respect of all such Products, details of all Customers and prospective Customers with whom it has negotiated the licence of such Products;

           10.3.2. assign to C-Dilla its rights under such licences, including without limitation the right to future income (or, at Macrovision's reasonable request, procure the novation of such licences but not of any additional obligations, to C-Dilla).

     10.4. OWNERSHIP AND DEVELOPMENTS
           The parties agree that Macrovision shall not, during the Term or for a period of twelve months thereafter, itself develop any products which are competitive with the Products, but that:-

           10.4.1 in the event that Macrovision develops improvements to or replacements for any of the technologies covered by this Agreement where such improvements or replacements were developed without reliance on any of C-Dilla's confidential information then such improvements or replacements shall:-

                    (i)    be immediately communicated to C-Dilla;
                    (ii)   be wholly owned by Macrovision; and
                    (iii) licensed to C-Dilla under reasonable terms to be negotiated however, Macrovision may not engage in independent commercialisation of the same unless C-Dilla terminates the exclusive licence;

           10.4.2 in the event that Macrovision and C-Dilla jointly develop improvements to or replacements for any of the technologies covered by this Agreement where such improvements or replacements were developed without reliance on any of C-Dilla's confidential information then such improvements or replacements shall:-

                    (i)    be jointly owned by Macrovision and C-Dilla; and
                    (ii) be licensed by each party to the other under reasonable terms to be negotiated.

                    however, Macrovision may not engage in independent commercialisation of the same unless C-Dilla terminates the exclusive licence.

           10.4.3 in the event that Macrovision develops improvements or replacements for any of the technologies covered by this Agreement where such improvements or replacements resulted from confidential information imparted to Macrovision by C-Dilla (with consent to use for development) then such improvements or replacements shall:-

                    (i)    be immediately communicated to C-Dilla;
                    (ii)   be jointly owned by Macrovision and C-Dilla; and
                    (iii) be licensed by each party to the other free of royalties.

           however, Macrovision may not engage in independent commercialisation of the same unless C-Dilla terminates the exclusive licence.

11.  C-DILLA'S OBLIGATIONS (PERFORMANCE GUARANTEES)

     11.1. RESEARCH AND DEVELOPMENT SUPPORT
           C-Dilla shall during the Term provide reasonably adequate research and development support to the Products [*]), being not less than [*] per Year on Product A during the Term.

     11.2. [*]:

           11.2.1. [*];

           11.2.2. [*].

     11.3. [*].

     11.4. SUPPORT AND TRAINING DURING INITIAL SUPPORT PERIOD

           C-Dilla agrees for the Initial Support Period to provide:

           11.4.1. training for Macrovision's customer support staff in accordance with Schedule E;

           11.4.2. first line support of Macrovision's Customers.

     11.5. SUPPORT AND TRAINING AFTER INITIAL SUPPORT PERIOD
           After the Initial Support Period C-Dilla may provide training and support at its then current full charges.

     11.6. SECOND LINE SUPPORT
           C-Dilla shall during the Term provide free-of-charge second line customer support at its Reading office during its normal working hours.

     11.7. OTHER INFORMATION
           C-Dilla shall during the Term:

           11.7.1. provide all information and documents reasonably requested by Macrovision in relation to the Products;

           11.7.2. notify Macrovision of any changes in law and regulations relating to the sale of the Products of which it becomes aware, and of any breach of the same of which it becomes aware; and

           11.7.3. inform Macrovision of any material changes in the market for the Products and of competing products and the activities of C-Dilla or C-Dilla's competitors of which it becomes aware, so far as is reasonably practicable.

     11.8. FAILURE RATE TESTING
           C-Dilla agrees to use all reasonable efforts and carry out reasonable testing required to achieve a [*] failure rate for Product A and to meet the Product Release Date within [*] of the Effective Date provided that Macrovision also agrees to provide all reasonable assistance in running trials, pilots and beta testing procedures during the market introduction phase of Product A

     11.9  ADDITIONAL
          The parties agree that:

          11.9.1    [*];

          11.9.2    [*].

12.  MINIMUM ROYALTY PAYMENTS

     12.1. TARGETS FOR INITIAL TERM
           Macrovision agrees that if the Royalties paid by Macrovision to C-Dilla do not reach the minimum levels set out in Schedule B during the Years set out in Schedule B, the licence granted to Macrovision shall become a non-exclusive licence in respect of all Products.

     12.2. TARGETS FOR EXTENDED TERM
           If the Term is extended in accordance with clause 3.2, Macrovision agrees that if the Royalties paid by Macrovision to C-Dilla do not reach the minimum levels set out in Schedule C during the Years referred to in Schedule C, the licence granted to Macrovision shall become a non-exclusive licence in respect of all Products.

13.  INTELLECTUAL PROPERTY RIGHTS INDEMNITY

     13.1  INDEMNIFICATION
           Provided that Macrovision complies with the provisions of clause 13.2, C-Dilla shall indemnify Macrovision (which for the purpose of this clause 13 shall include its agents, officers, directors, employees, servants, shareholders, customers and the like) and shall keep Macrovision fully and effectively indemnified against (subject to clause 13.7) any and all losses, claims, damages, costs, charges, expenses, liabilities, demands, proceedings and actions which Macrovision may sustain or incur or which may be brought or established against Macrovision by any person which in any case arise by reason of the use or possession of any of the Products in accordance with this Agreement infringing:

           13.1.1 any Intellectual Property Rights (excluding patents) of any third party;

           13.1.2 any patent rights of any third party which are as follows: patent rights in countries where Customers are permitted to use the Products in accordance with Customer Licence Agreements; and patent rights in countries where Macrovision has given C-Dilla notice in accordance with clause 13.9.

     13.2  NOTIFICATION
           Each party shall notify the other immediately if it becomes aware of any claim of infringement as referred to in clause 13.1.

     13.3  CO-OPERATION
           Macrovision shall:

           13.3.1 notify C-Dilla immediately that it becomes aware of any claim of infringement of any patent right against Macrovision relating to the Products; and

           13.3.2 co-operate fully with C-Dilla and permit C-Dilla to defend or settle the claim on behalf of Macrovision subject to:-

                    (i) C-Dilla taking action within a reasonable period from notification;
                    (ii) consulting Macrovision prior to such settlement and where such settlement affects Macrovision obtaining Macrovision's prior approval to the same;
                    (iii) taking into account any reasonable requirements of Macrovision;

                           and
                    (iv)   Macrovision's right under clause 13.4.

     13.4  MACROVISION'S RIGHT TO DEFEND
           If Macrovision reasonably believes that C-Dilla is not properly or effectively defending any claim as referred to under clause 13.3.2 above, then Macrovision shall be entitled to take over the defence or settlement of such claim on its own behalf provided that:

           13.4.1 the costs of defending such claim (and amount of any settlement) shall be borne exclusively by Macrovision;

           13.4.2 Macrovision shall (where any settlement affects C-Dilla) consult with C-Dilla prior to any settlement and shall take into account any reasonable requirements of C-Dilla;

           13.4.3 Macrovision shall not make any statement or take any action which shall prejudice any other claim, proceedings or action to which C-Dilla may be or may subsequently be a party (whether on its own behalf or otherwise).

     13.5  RIGHT TO REMEDY
           If -
           (i) a claim is made in respect of infringement by the Products of the intellectual property rights of any third party, and
           (ii) in the opinion of independent legal counsel (appointed by agreement between the parties, or in default of agreement by application of either party to the President of the Law Society of England and Wales) the claim is one of merit and there is a reasonable likelihood that a Product is likely to determined to constitute an infringement of a third party's intellectual property rights, then C-Dilla shall have the right to take the following actions:

           13.5.1 procure for Macrovision and its Customers the right to continued use and possession of the Products; or

           13.5.2 replace or modify the Products (without materially detracting from their overall performance) to make them non-infringing, and compensate Macrovision for all fair and reasonable costs incurred by Macrovision directly as a result of introducing such modified or replaced Products;

           provided that in the case of Product A, Macrovision shall also have the right (if the conditions set out above are met) to require C-Dilla to use all reasonable efforts to take such actions.

     13.6  EXCEPTIONS
           The indemnity set out in clause 13.2 shall not apply:

           13.6.1 to any infringement which is due to Macrovision's alteration of the Products;

           13.6.2 to any infringement which is due to Macrovision's continued use of a version of any of the Products which has been replaced by a non-infringing version or replacement pursuant to clause 13.5.2 in circumstances where C-Dilla has notified Macrovision of such replacement; or

           13.6.3 where Macrovision exercises its right to take over or retain control of any action pursuant to clause 13.3.2.

     13.7  CONSEQUENTIAL LOSSES
           Except in the case of fraudulent or wilful concealment of any patent infringement by C-Dilla, C-Dilla's liability and the extent of its indemnity under this clause 13 shall be limited solely to direct losses incurred by Macrovision, and C-Dilla shall have no liability (except in the case of fraudulent or wilful concealment of any patent infringement) for (i) loss of profits, (ii) loss of contracts or revenue, or (iii) indirect or consequential losses, howsoever arising.

     13.8  ENTIRE LIABILITY
           The provisions of this clause 13 state the entire liability of C-Dilla to Macrovision for infringement of any Intellectual Property Rights of any third party due to the use of any of the Products in accordance with this Agreement.

     13.9  INSURANCE NOTIFICATION
           Macrovision agrees to keep C-Dilla informed of the countries in which it licenses Customers to use the Products, and in which Products are permitted to be used or otherwise likely to be used, with reasonable notice so that C-Dilla may be able to review and extend its patent infringement indemnity insurance in advance of such use.

14.  ESCROW

     14.1  AGREEMENT
           Within forty (40) days of the Effective Date the parties shall enter into an escrow agreement with the NCC in respect of the Products, on the same terms as are contained in the Escrow Agreement attached as Appendix 2.

     14.2  COMPLIANCE WITH AGREEMENT
           C-Dilla agrees that it shall deposit the source code to the Products (and other materials as required under the Escrow Agreement) in accordance with the Escrow Agreement, and shall otherwise comply with the terms of the Escrow Agreement.

15.  CONFIDENTIALITY

     15.1 Macrovision expressly recognises and acknowledges that the Products contain confidential information and trade secrets which are the property of C-Dilla and C-Dilla expressly recognises and acknowledges that in performing the terms of this Agreement it may obtain confidential information and trade secrets of Macrovision (in each case "Confidential Information") and each party therefore acknowledges that during the continuance of this Agreement or thereafter:-

           15.1.1 it shall not disclose or communicate any of the Confidential Information of the other party to any third party (including to any parent company or subsidiary of Macrovision or C-Dilla (as the case may be);

           15.1.2 it shall disclose or communicate Confidential Information of the other party to any of its employees only to the extent that they need to know the same for the purpose of each party fulfilling its obligations or exercising its rights under this Agreement.

     15.2  The above restrictions shall not apply:-

           15.2.1 to information which is required to be disclosed by Macrovision to Customers for the purpose of their making use of the Products (to the extent that it is so required);

           15.2.2 to information which is in the public domain (other than due to a breach by either party of this clause);

           15.2.3 to information which the receiving party can show by documentary evidence was in its possession prior to receipt from the other party;

           15.2.4 to information which the receiving party can demonstrate was developed by it independently of any information disclosed to it by the other party;

           15.2.5 to any disclosure of information to which the disclosing party gives its express written consent;

           15.2.6 to any development to which the provisions of clause 10.4 apply;

           15.2.7 where disclosure is ordered by a Court or any stock exchange or governmental authority or other regulatory body;

           15.2.8 to auditors attorneys and other professional advisers whose province it is to know the same; and

           15.2.9 to announcements statements or communications to the press agreed by the other party.

16.  TERMINATION

     This Agreement may be terminated:

     16.1 immediately by either party if the other commits any material breach of clauses 4, 9.1, 10.1, 10.2, 11,13 and 15 of this Agreement and which, in the case of a breach capable of being remedied, shall not have been remedied within twenty eight (28) days of a written request to remedy the same; and

     16.2  immediately by either party if:

           16.2.1 the other shall convene a meeting of its creditors or if a proposal shall be made for a voluntary arrangement within Part I of the Insolvency Act 1986 or a proposal for any other composition scheme or arrangement with (or assignment for the benefit of) its creditors: or

           16.2.2 the other party is insolvent it or shall be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

           16.2.3 a trustee, receiver, administrative receiver, administrator, liquidator or similar officer is appointed in respect of all or any part of the business or assets of the other party; or

           16.2.4 a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the other party or for the making of an administration order (otherwise than for the purpose of an amalgamation or reconstruction); or

           16.2.5 anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to that other party;

17.  CONSEQUENCES OF TERMINATION

     17.1  EXISTING RIGHTS AND REMEDIES
           Any termination of this Agreement for whatever reason shall be without prejudice to any other rights or remedies a party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities of either party nor the coming into or continuance in force of any provision which is expressly or by implication intended to come into or continue in force on or after such termination.

     17.2  ADVANCE PAYMENT
           Upon termination by C-Dilla, or termination under clause 16.1 and
           16.2 the [*] from the date of termination.

     17.3  CUSTOMER RECORDS
           Upon termination of this Agreement for whatever reason, Macrovision shall assign to C-Dilla (or procure for the assignment to C-Dilla) its rights under the Customer Licence Agreements, including [*].

     17.4  TRADE MARK
           Upon termination of this Agreement for whatever reason, Macrovision shall at no cost assign absolutely its co-ownership of any of the trade marks referred to in clause 2.5 to C-Dilla (other than in relation to trade marks which are dealt with under clause 10.4), and undertakes to execute (at C-Dilla's costs) any documents and do any acts which may be reasonably required to effect such assignment.

18.  GENERAL

     18.1  OWNERSHIP

           The parties acknowledge that:-

           (i) title to and ownership of all intellectual property rights in any Products solely developed by C-Dilla remains with C-Dilla and Macrovision acquires no title or ownership in any of them or any products developed from them and no interest in them other than the licences granted under this Agreement;

           (ii) title to and ownership of all intellectual property rights in any products solely developed by Macrovision remains with Macrovision and C-Dilla acquires no title or ownership in any of them or any products developed from them and no interest in them; and

           (iii) title to and ownership of all intellectual property rights in any products jointly developed by C-Dilla and Macrovision shall be jointly owned.

           (but subject to the overriding provisions of clause 10.4)

     18.2  SUB-CONTRACTING AND ASSIGNMENT
           Except as permitted under clause 5.5, Macrovision shall not assign or sub-contract any of its rights or obligations under this Agreement without C-Dilla's prior written consent.

     18.3  RELATIONSHIP
           Nothing in this Agreement shall create a partnership or the relationship of employer and employee between the parties. Except as expressly provided in this Agreement neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party.

     18.4  WAIVER
           Failure or neglect by either party to enforce at any time any of the provisions of this Agreement shall not be construed nor shall be deemed to be a waiver of that party's rights under this Agreement nor in any way affect the validity of the whole or any part of this Agreement nor prejudice that party's rights to take subsequent action.

     18.5  SEVERABILITY
           If any provision of this Agreement is held by any court or any other competent authority to be invalid or unenforceable, in whole or in part, the other provisions of this Agreement, and the remainder of the affected provision shall continue to be valid.

     18.6  RESTRICTIVE TRADE PRACTICES ACT AND COMPETITION LAW
           Both parties shall co-operate in making any amendments to this Agreement which may be required in order to ensure the enforceability of any provisions, or in substituting equivalent provisions therefor.

     18.7  EC SOFTWARE DIRECTIVE

           18.7.1 In this clause "the Directive" means the Directive of the Council for the European Communities of 14 May 1991 on the legal protection of computer programs.

           18.7.2 If any provision of this Agreement which limits or defines the rights of Macrovision in relation to the Products would (but for this clause) be rendered void by the Directive, the provision shall be deemed to include exceptions to the limitations and extensions of the rights granted, to the extent necessary (but no further) to avoid the provisions being null and void.

    18.8   HEADINGS
           The headings to the clauses and sub-clauses to this Agreement are included for convenience only and shall not affect the construction or interpretation of this Agreement.

    18.9   ENTIRE AGREEMENT
           This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, understandings and negotiations.

   18.10   LAW
           This Assignment shall be governed by and construed in accordance with the laws of England and the parties hereby submit to the exclusive jurisdiction of the English courts.

   18.11   EXPORT CONTROL

           18.11.1 C-Dilla agree that it shall apply for and shall use all reasonable endeavours to obtain and maintain an Open Individual Export Licence from the Department of Trade and Industry (or any future equivalent thereof) to enable export of the Products to the USA and to such other countries as Macrovision may request and shall comply with all terms of such Licence;

          18.11.2 Macrovision agrees that it shall be its responsibility to ensure compliance with any export control regulations imposed by the Department of Commerce in the USA and in any other country in relation to the Products, and to obtain all consents that may be required under such regulations.

    18.12  COUNTERPARTS
           This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original.

19.  WARRANTIES

     19.1 C-Dilla hereby warrants, represents and undertakes to Macrovision in the following terms:-

           19.1.1 the entering into by C-Dilla of this Software Marketing Licence and Development Agreement shall not infringe any licences or rights granted to[*]. pursuant to the agreements entered into with them by C-Dilla, copies of which have been disclosed to Macrovision, or any other licences entered into with or rights granted by C-Dilla and any third parties.


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

           19.1.2 in performing the terms of this Agreement Macrovision shall not be infringing:

                    19.1.2.1    [*];

                    19.1.2.2 any patent published or published application published prior to June 1997 of which C-Dilla should have reasonably been aware;

                    19.1.2.3 any patent published or published application published after June 1997 of which C-Dilla is aware.

                    For the purpose of this clause a published application means any application for which the specification has been published.

           19.1.3   [*];

           19.1.4 except as disclosed in the Disclosure Letter C-Dilla is not engaged either on its own account or vicariously in any suit, action, litigation, arbitration tribunal proceedings or any governmental or official investigation or inquiry and no such suit, action, litigation, arbitration tribunal proceedings or investigation or inquiry or other dispute are pending or threatened by or against the Company;

           19.1.5 the findings in relation to the performance of Product A contained in the Report attached as Appendix 3 are accurately recorded in that Report.

     19.2 In the event of any breach of the Warranties referred to above Macrovision shall (without restricting the rights or ability of Macrovision to claim damages or indemnity on any basis available to it in respect of such breach) be entitled to forthwith terminate this Agreement and C-Dilla shall further on demand (and notwithstanding the provisions of clause 17.2) pay to Macrovision the remaining unpaid balance of the Advance Payment and Macrovision shall have no further liability to C-Dilla pursuant to the terms of this Agreement.

20.  FUTURE CO-OPERATION

     The Parties agree that so long as exclusivity has been maintained by Macrovision at the completion of the Extended Term both parties will use all best endeavours to enter into an agreement for a further 5 year term based upon the same principles that have been agreed for the extended Term which are no less favourable.

     IN WITNESS whereof the parties by their duly authorised representatives have executed this Agreement the day and year set out at the top of page 1 of this Agreement


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

EXECUTED (but not delivered until  )
the date hereof) as a DEED by      )
C-DILLA LIMITED                    )

acting by

                         Director:    ....................................

                         Director/Secretary: .............................






EXECUTED (but not delivered until  )
the date hereof) as a DEED by      )
MACROVISION LIMITED                )

acting by

                         Director:    ....................................

                         Director/Secretary: .............................


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